Exhibit 10.15

AMENDMENT NO. 2

This Amendment No. 2 to the Master Laboratory Services Agreement (the “Amendment”) by and between Scipher Medicine Corporation (“Scipher”) and Ambry Genetics Corporation (“Ambry”) is effective as of April 1, 2025 (the “Amendment Effective Date”). Terms used but not defined in this Amendment will have the meanings assigned to them in the Agreement.

PURPOSE

The parties entered into the Master Laboratory Services Agreement (the “Agreement”) effective March 16, 2020, amended by Amendment No. 1 effective September 13, 2023,(collectively the “Agreement”) and now wish to modify such Agreement to revise its term.

AMENDMENT

The parties agree to amend the Agreement as follows:

1.  Section 8.2 (c) (Termination). Is deleted in entirety and replaced with the following:

The Parties agree that either Party may terminate the Agreement or any Statement of Work without cause at any time by providing forty-five (45) days’ written notice to the other Party.

2. All terms and conditions of the Agreement not specifically amended in this Amendment will remain in full force and effect. This Amendment constitutes the entire agreement between the parties with respect to the specific subject matter of this Amendment and supersedes all prior agreements, oral or written, with respect to such subject matter.

The parties have executed this Amendment as of the Amendment Effective Date.

Scipher Medicine Corporation		Ambry Genetics Corporation

By:	/s/ Michael King	By:	/s/ Brigette Tippin Davis
Print Name:	Michael King	Print Name:	Brigette Tippin Davis
Title:	Chief Financial Officer	Title:	COO

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